UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 16, 2006, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (the Registrant), issued a press release announcing an agreement in principle with the City of Bridgeport for the purchase of its Steel Point property and settlement of all claims against the City in the amount of $14.9 million.

UI, the City of Bridgeport, and its Developer filed a Memorandum of Understanding (MOU) with the Department of Public Utility Control (DPUC) outlining the agreement. Under certain conditions outlined in the MOU, UI may be required to remove additional soil on the Steel Point property to achieve environmental compliance prior to the transfer of title to the property. UI shall have no further liability or responsibility for environmental matters related to the Steel Point property once title passes. In addition, UI may also retain liability before or after title passes for the removal of harbor sediments, if such remediation is ordered by a court or by the Connecticut Department of Environmental Protection. UI would seek to recover all aforementioned costs, to the extent incurred, as well as some other remaining costs, through the regulatory process subject to DPUC approval. The MOU is subject to approval by the DPUC.

A copy of the Registrant's press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits - The following exhibit is filed as part of this report:

99	Press release, dated June 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 06/19/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

99	Press Release dated June 16, 2006